EXHIBIT 99.2

News Release

Contact:

Magma Design Automation Inc.

Monica Marmie

Director, Marketing Communications

408-565-7689

monical@magma-da.com

Magma Names Pete Teshima New CFO

Takes over for Greg Walker, who will transition into an operating role

SANTA CLARA, Calif., April 27, 2006 –– Magma® Design Automation Inc. (Nasdaq: LAVA), a provider of semiconductor design software, today announced it has appointed Pete Teshima as the company’s new chief financial officer. Teshima, who has served as the company’s vice president, finance since joining Magma in 2004, will report to President and Chief Operating Officer Roy E. Jewell. The appointment is effective immediately.

Teshima takes over this role from Greg Walker, who has been Magma’s CFO since 2002 and who will remain with Magma, first facilitating a smooth transition and then working on a number of ongoing operational projects.

“I expect this to be the smoothest CFO handoff our industry has ever seen,” Jewell said. “When Pete joined us nearly two years ago it was precisely so we’d have someone ready to take over whenever Greg elected to step down. Pete is known to our employees, our audit partners and Wall Street, so we expect to make this change without missing a beat.

“This is like having Steve Young ready to take over for Joe Montana – how can you go wrong?” Jewell added, referring to the San Francisco 49ers’ transition between NFL Hall of Fame quarterbacks.

Teshima, who is 48 years old, has more than 25 years experience in electronic design automation (EDA) and other technology industries. He has served in financial management and operational roles, and has performed numerous merger and acquisition transactions. Before joining Magma, Teshima served as chief operating officer for Hier Design Automation and previously was CFO at InTime Software, Cyclone Commerce, Avant! Corporation, InterHDL and High Level Design Systems. He holds a B.S. degree in commerce from Santa Clara University.

“We have been extremely fortunate to have had Greg on board through some key years in Magma’s history,” Jewell said. “Through rapid growth and the onset of Sarbanes-Oxley, he brought a level of experience and level-headedness that served the company exceptionally well. With the recent conclusion of a fiscal year with record results, Greg has served the company well as CFO.” Magma today reported record revenue of $164 million for its 2006 fiscal year.

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“It’s easy for me to move on to something else when someone with Pete’s skills is taking over,” Walker said. “From a financial management perspective Magma will remain a great company in great hands.”

About Magma

Magma’s software for integrated circuit (IC) design is recognized as embodying the best in semiconductor technology. The world’s top chip companies use Magma’s EDA software to design and verify complex, high-performance ICs for communications, computing, consumer electronics and networking applications, while at the same time reducing design time and costs. Magma provides software for IC implementation, analysis, physical verification, characterization and programmable logic design, and the company’s integrated RTL-to-GDSII design flow offers “The Fastest Path from RTL to Silicon”™. Magma is headquartered in Santa Clara, Calif. with offices around the world. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “The Fastest Path from RTL to Silicon” is a trademark of Magma Design Automation. All other product and company names are trademarks and registered trademarks of their respective companies.

Forward-looking Statements:

This press release contains statements about Mr. Teshima’s and Mr. Walker’s future activities, as well as quotations from Magma’s management, that are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ from what is expected, such as decisions by individual employees to pursue different professional opportunities. Further discussion of other risk factors affecting Magma’s business may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov). Magma undertakes no special obligation to update these forward-looking statements.